Exhibit 21.1

LSI LOGIC CORPORATION SUBSIDIARIES
(as of December 31, 2004)

NAME	PLACE OF INCORPORATION
OR ORGANIZATION
Accerant, Inc.	Delaware
C-Cube International Limited (Hong Kong)	Hong Kong
C-Cube Microsystems (Asia Pacific) Limited (Hong Kong)	Hong Kong
C-Cube Microsystems (Canada) Limited	Canada
C-Cube Microsystems International Ltd	Bermuda
C-Cube Technology Ltd.	Bermuda
C-Cube U.S.	Delaware
Engenio Enterprises, Inc.	Delaware
Engenio Holdings, ltd.	Cayman
Engenio Information Technologies, Inc.	Delaware
Engenio Information Technologies International Services, Inc.	Delaware
Engenio Information Technologies Europe Ltd.	Ireland
Engenio Information Technologies Ltd.	UK
Engenio Information Technologies GmbH	Germany
Engenio Information Technologies, SAS	France
LSI Logic LLC	Delaware
LSI Logic Manufacturing Services, Inc.	Delaware
LSI Logic A.B.	Sweden
LSI Logic Asia, Inc.	Delaware
LSI Logic Canada Corporation	Canada
LSI Logic Corporation of Canada, Inc.	Canada
LSI Logic Corporation of Korea, Inc.	Korea
LSI Logic Export Sales Corporation	U.S. Virgin Islands
LSI Logic Europe Limited	England
LSI Logic GmbH	Germany
LSI Logic HK Holdings	Cayman
LSI Logic Malta Ltd.	Maltese
LSI Logic Hungary LLC	Hungary
LSI Logic Hong Kong Ltd.	Hong Kong
LSI Logic India Private Ltd.	India
LSI Logic International Services, Inc.	California
LSI Logic Japan Semiconductor, Inc.	Japan
LSI Logic KK	Japan
LSI Logic Netherlands B.V.	Netherlands
LSI Logic Resale Corporation	Delaware
LSI Logic S.A.	France
LSI Logic Semiconductor Technology Development Company Ltd.	China
LSI Logic Singapore Ltd.	Singapore
LSI Logic S.P.A.	Italy
LSI Logic Storage Systems Europe Holdings Ltd.	Bermuda
Media Computer Technologies, Inc.	Delaware
Velio Communications, Inc.	Delaware
Velio International Ltd.	Cayman